Exhibit 10.54

June 6, 2022

Via Email

Personal and Confidential
To: Rhonda Robb

Re: Separation Agreement and Release

Dear Rhonda:

As you know, your employment with Cardiovascular Systems, Inc. (“CSI”) will end effective at the close of business on June 6, 2022 (the “Separation Date). The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the Salary Continuation Benefits and other benefits CSI will provide to you in exchange for your agreement to the terms and conditions of this Agreement. Capitalized terms used but not otherwise defined in this Agreement will have the meaning set forth in CSI’s Executive Officer Severance Plan dated August 22, 2018 (the “Executive Officer Severance Plan”). Please note that while we are giving this Agreement to you now for review, you may not execute this Agreement before your Separation Date.

By your signature below, you agree to the following terms and conditions:

1.End of Employment. Your employment with CSI will end effective at the close of business on the Separation Date. By signing below, you agree that as of the Separation Date you will be deemed to have also automatically resigned from all positions with CSI, if and as applicable. Upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, salary, bonuses, commissions and compensation owed to you by virtue of your employment with CSI or separation therefrom. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter. If elected, your COBRA period will begin July 1, 2022.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or separation therefrom except for those expressly described in this Agreement. You will not receive the Salary Continuation Benefits and other benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, Sections 9-13 of your Employment Agreement with CSI dated January 12, 2018 (your “Employment Agreement”), or any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement.

2.Salary Continuation Benefits and Other Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees as follows:

a.To pay you (or as directed by your estate in the event of your death) eighteen (18) months of Salary Continuation Benefits based on your ending Base Salary, in the gross amount of $723,337.50, less applicable deductions and withholding, to be paid to you in substantially equal installments with the first such payment to be made to you on the first administratively feasible regularly scheduled payday following the sixtieth (60th) day following your Separation Date, provided the rescission periods described in Section 5 have expired without rescission, and continuing thereafter on CSI’s regular payday schedule. The first payment will include “catch-up” pay for the period between your Separation Date and the first payment date.
b.You will remain eligible for a pro-rata annual bonus under the Fiscal Year 2022 bonus plan(s) in which you participated, prorated for your period of employment during such bonus period (July 1, 2021 through June 30, 2022). Bonuses under such plan will be calculated following the close of Fiscal Year 2022 and, if any bonus is owing to you thereunder, such bonus will be paid to you in a lump sum payment, less applicable deductions and withholding, within ninety (90) days after the close of Fiscal Year 2022.

c.Provided you are eligible for and timely elect COBRA coverage, CSI shall pay the monthly employer portion toward your COBRA premiums necessary to continue your health, dental and/or life insurance coverage in effect for yourself and your eligible dependents as of the Separation Date until the earliest of (A) December 31, 2023 (B) the expiration of your eligibility for the continuation coverage under COBRA or any similar applicable state law, or (C) the date on which you participate or are eligible to participate in another employer’s group health insurance plan (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). You shall timely pay your share of the COBRA premiums. Notwithstanding the foregoing, if CSI determines, in its sole discretion, that its payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, CSI, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you participate or are eligible to participate in another group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must notify CSI within fifteen (15) days of such event, and all payments and obligations under this clause shall then cease.

d.To accelerate the vesting of 12,859 of your time-vested shares of CSI restricted stock that were previously granted to you that would have vested within the 12-month period following the Separation Date had you remained employed by CSI during such period such that they are deemed fully vested and not subject to any forfeiture or CSI call option as of the expiration of the rescission periods described in Section 5 below without rescission by you.

e.To provide for the vesting of up 24,157, 24,315 and 10,147 of your performance-based shares of restricted stock that were previously granted to you that may vest in accordance with the Restricted Stock Agreements – Performance-Based Vesting relating to such shares following the Separation Date; provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such shares of restricted stock (in or around August or September 2022, 2023 and 2024 (as applicable)) such that, if and to the extent applicable, such shares will become vested and not subject to any forfeiture or CSI call option as of such determination.

3.Release of Claims. Specifically in consideration of the pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, remedies, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, salary, bonuses, commissions, penalties, deferred compensation, vacation, sick, PTO, and/or discretionary paid time off pay, separation or severance pay and/or benefits; tortious conduct, defamation, libel, slander, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, arising under your Employment Agreement and/or the Executive Officer Severance Plan), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution or the Minnesota Constitution; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any claim arising under Minn. Stat. Chapters 177 or 181; any claim for retaliation, including any claim for retaliation under Minn. Stat. § 181.932 and/or Minn. Stat. Chapter 176; any claims related to whistleblower status, any claim arising under paid or unpaid sick, safe or other time off leave laws, and any claim for discrimination or harassment based on sex, race, color, creed, religion, age, national origin, marital status, familial status, sexual orientation, gender identity, disability, status with regard to public assistance, veteran or military status, genetic information, or any other legally-protected class under federal, state, county or local law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the Salary Continuation Benefits and other benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program, such as that administered by the Securities and Exchange Commission (“SEC”), for providing information directly to a governmental agency.

d.You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with CSI, (2) any rights or claims that may arise after the Agreement is signed by you, (3) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (4) any rights you have to workers’ compensation benefits, (5) any rights you have under state unemployment compensation benefits laws, (6) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other federal, state or local governmental agency, subject to Section 3(c) above, (7) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, (8) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (9) your rights with regard to your restricted stock awards with CSI, if any, which shall be governed by those applicable operative agreement(s), as modified by Section 2 above, (10) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy and/or applicable law in effect from time to time, or (11) any claims arising under the Indemnification Agreement between you and CSI dated January 26, 2018 (the “Indemnification Agreement”). Further, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or regulatory authority, including but not limited to the SEC, or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

e.The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and any parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

4.Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that CSI has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you, and (3) if you sign the Agreement before the end of the 21-day consideration period, it will be your voluntary decision to do so because you have decided you do not need any additional time to decide whether to sign this Agreement.

5.Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Steve Rempe, Chief Human Resources Officer, 1225 Old Highway 8 NW, St. Paul, MN 55112, by mail or email within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Steve Rempe as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, CSI will have no obligation to provide you the pay and benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any pay and benefits already received in connection with Section 2 of this Agreement.

6.Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned to CSI all of its property, including but not limited to, all medical device and other equipment, computers and related hardware, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI. You agree that if after the Separation Date you discover additional CSI information or property in your possession you will promptly notify and return it to CSI.

7.Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Paragraphs 9 – 13 of your Employment Agreement with CSI. Nothing in this Agreement or elsewhere is intended to or will be used in any way to prevent disclosure of confidential information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (i) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (ii) under seal in connection with a lawsuit (including an anti-retaliation lawsuit).

8.Cooperation. You agree that through the twelve (12) month anniversary of the Separation Date, you will respond in a timely and helpful manner via telephone or email to CSI’s questions regarding your employment with CSI, such as, but not limited to, status of projects, customer matters, location of data, passwords, etc. In addition, you agree that you will cooperate and assist in the orderly transition of files and other information related to your work with CSI and, upon request, provide your assistance, knowledge, and expertise to CSI to address any problems or issues that may arise. You further agree that you will cooperate with CSI to respond to, defend, or address all claims, charges, complaints or litigation by or against CSI that has arisen or that may arise with respect to omissions, acts, transactions or other events that occurred during your employment with CSI. You also agree that you will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by CSI. CSI will reimburse you for reasonable out-of-pocket expenses incurred as a result of your assistance unless such remuneration would be inappropriate or otherwise prohibited under the law.

9.Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services, and CSI agrees to instruct its Executive level employees and Board of Directors as of the Separation Date not to disparage you. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. Notwithstanding the foregoing, nothing in this Section 9 or this Agreement shall prohibit or limit you from discussing or disclosing this confidential information with or to your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or from freely and truthfully communicating with, with or without notice to CSI, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required or allowed by law. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the SEC (as defined above).

10.Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A.

11.Remedies. If either party breaches any term of this Agreement, if you breach any of the specific paragraphs of your Employment Agreement referenced in this Agreement, or if either party breaches any other written agreement in effect between you and CSI, the prevailing party in any enforcement action as determined by a court of competent jurisdiction shall be entitled to its available legal and equitable remedies, including but not limited to, payment by the non-prevailing party of the prevailing party’s attorneys’ fees and costs incurred in connection with such action. If either party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI specifically denies any liability or unlawful conduct.

13.Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI, except that in the event of your death, CSI agrees to make any remaining Salary Continuation Benefits as directed by your estate. The rights and obligations of this Agreement shall inure to the successors and assigns of CSI.

14.Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota sitting in Hennepin County, Minnesota, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 9 - 14 of your Employment Agreement; any agreements regarding your restricted stock awards (as modified in Section 2 above); the Indemnification Agreement; and any other written agreement in effect between you and CSI containing post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that CSI has informed you that you have the right to consult with an attorney of your choice prior to signing this Agreement.

As noted above, you may not sign this Agreement until June 6, 2022. The deadline for you to accept this Agreement is 5:00 p.m. June 28, 2022, which is more than 21 calendar days following your receipt of this Agreement (the “Offer Expiration”). If not accepted by the Offer Expiration, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

Rhonda, on behalf of CSI, we thank you for your service and wish you all the best.

Sincerely,

/s/ Steve Rempe

Steve Rempe
Chief Human Resources Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Rhonda Robb, acknowledge and agree to the following:

•I have had adequate time to consider whether to sign this Separation Agreement and Release.
•I have read this Separation Agreement and Release carefully.
•I understand and agree to all of the terms of the Separation Agreement and Release.
•I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Released Parties.

•I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.
•I intend this Separation Agreement and Release to be legally binding.
•I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this __6_ day of ___June_________, 2022.

/s/	Rhonda Robb
Rhonda Robb